Exhibit 10(a).

			    NORWEST CORPORATION

		  July 22, 1997 Meeting of the Board of Directors

	      Amendments to the Long-Term Incentive Compensation Plan


     RESOLVED that Section 9.2 of the Long-Term Incentive Compensation Plan, as amended (the "Plan"), is amended to read as follows:

9.2   Termination of Employment Due to Death, Disability, or Retirement.

      (a) If a Participant ceases to be an Employee by reason of his death, permanent disability or Retirement, all Options outstanding shall become immediately exercisable and remain exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Options.

      (b) If a Participant ceases to be an Employee by reason of his death, permanent disability or Retirement, all outstanding Stock Appreciation Rights granted in conjunction with Options shall become immediately exercisable and remain exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Rights.

     RESOLVED that Section 10.2 of the Plan is amended to read as follows:

10.2 Termination of Employment Due to Death, Disability, or Retirement. If a Participant ceases to be an Employee by reason of his death, permanent disability or Retirement, all Stock Appreciation Rights then outstanding which were granted independent of any Option shall become immediately exercisable and remain exercisable to the extent and for such period or periods determined by the Committee but not beyond the expiration date of said Stock Appreciation Rights.

     RESOLVED that Section 19 of the LTICP is amended by inserting the words "or Committee" immediately following the word "Board" as it appears in two places in the first sentence of Section 19.


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